                                                                   EXHIBIT 99.3

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying statements of operations, partners' deficit and cash flows of Welcome Inn America 89-1, L.P. for each of the two years ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Welcome Inn America 89-1, L.P. operations and its cash flows for each of the two years in the period ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
October 16, 1995

                         WELCOME INN AMERICA 89-1, L.P.

                            STATEMENTS OF OPERATIONS

                                                                     FOR THE
                                            FOR THE YEAR ENDED     PERIOD FROM
                                               DECEMBER 31,      JANUARY 1, 1995
                                            --------------------     THROUGH
                                              1993       1994    AUGUST 18, 1995
Revenue:
  Room revenue............................. $927,593  $1,009,872    $670,954
  Other, net...............................   71,778      69,415      41,883
                                            --------  ----------    --------
    Total revenue..........................  999,371   1,079,287     712,837
                                            --------  ----------    --------
Costs and expenses:
  Property operating expenses..............  452,951     495,182     322,337
  Property management fees to partners.....  104,051      66,564      44,880
  Depreciation and amortization............  138,987     141,362      95,546
                                            --------  ----------    --------
    Total costs and expenses...............  695,989     703,108     462,763
                                            --------  ----------    --------
    Income from operations.................  303,382     376,179     250,074
Interest expense:
  Bank.....................................  185,518     211,607     184,226
  Partners.................................  196,788     149,032      87,926
                                            --------  ----------    --------
    Total interest expense.................  382,306     360,639     272,152
                                            --------  ----------    --------
    Net income (loss)...................... $(78,924) $   15,540    $(22,078)
                                            ========  ==========    ========


    The accompanying notes are an integral part of the financial statements.

                         WELCOME INN AMERICA 89-1, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT
        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1994
          AND THE PERIOD FROM JANUARY 1, 1995 THROUGH AUGUST 18, 1995

Balance, January 1, 1993............................................ $(611,817)
Net loss............................................................   (78,924)
                                                                     ---------
Balance, December 31, 1993..........................................  (690,741)
Net income..........................................................    15,540
                                                                     ---------
Balance, December 31, 1994..........................................  (675,201)
Net loss............................................................   (22,078)
                                                                     ---------
Balance, August 18, 1995............................................ $(697,279)
                                                                     =========



    The accompanying notes are an integral part of the financial statements.

                         WELCOME INN AMERICA 89-1, L.P.

                            STATEMENTS OF CASH FLOWS

                                               FOR THE              FOR THE
                                         YEAR ENDED DECEMBER      PERIOD FROM
                                                 31,            JANUARY 1, 1995
                                        ----------------------      THROUGH
                                          1993        1994      AUGUST 18, 1995
Cash flows from operating activities:
 Net income (loss)..................... $ (78,924) $    15,540     $(22,078)
 Adjustments to reconcile net income
  (loss) to net cash provided by oper-
  ating activities:
  Depreciation.........................   126,110      127,456       86,760
  Amortization.........................    12,877       13,906        8,786
  Change in:
   Accounts receivable.................       106       (7,115)         117
   Other current assets................      (496)      (2,851)       5,672
   Accounts payable....................     3,737       (3,801)      43,481
   Accrued expenses....................     8,361       (1,483)     (17,350)
   Accrued interest....................   (68,493)    (112,629)      79,628
   Accrued salaries....................    (1,625)         496      (10,338)
                                        ---------  -----------     --------
Net cash provided by operating activi-
 ties..................................     1,653       29,519      174,678
                                        ---------  -----------     --------
Cash flows from investing activities:
 Expenditures for buildings and im-
  provements...........................   (30,547)        (660)
 Purchases of furniture, fixtures and
  equipment............................    (5,052)                  (31,921)
                                        ---------  -----------     --------
Net cash used in investing activities..   (35,599)        (660)     (31,921)
                                        ---------  -----------     --------
Cash flows from financing activities:
 Proceeds from long-term debt..........              2,500,000
 Proceeds from notes payable to part-
  ners.................................   260,000
 Principal payments on long-term debt..  (209,333)  (1,874,667)     (96,000)
 Principal payments on notes payable to
  partners.............................               (693,781)
 Additions to deferred loan costs......   (18,000)
                                        ---------  -----------     --------
Net cash provided by (used in) financ-
 ing activities........................    32,667      (68,448)     (96,000)
                                        ---------  -----------     --------
Net increase (decrease) in cash........    (1,279)     (39,589)      46,757
Cash at beginning of periods...........   123,676      122,397       82,808
                                        ---------  -----------     --------
Cash at end of periods................. $ 122,397  $    82,808     $129,565
                                        =========  ===========     ========
Supplemental cash flow disclosure, in-
 terest paid........................... $ 450,799  $   473,268     $192,524
                                        =========  ===========     ========

    The accompanying notes are an integral part of the financial statements.

                         WELCOME INN AMERICA 89-1, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Welcome Inn America 89-1, L.P. (the "Partnership") is a Georgia limited partnership that operates an extended stay facility (formerly known as the "Welcome Inn") in Marietta, Georgia.

  On August 18, 1995, the Partnership's extended stay facility was acquired by Extended Stay America, Inc. (the "Company"). In order to present comparable results of operations and cash flows of the Partnership, the accompanying financial statements represent the historical results of operations and cash flows of the Partnership through August 18, 1995, immediately prior to the acquisition by the Company. Accordingly, any gain or loss on the sale of assets to the Company has not been recognized in the accompanying financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Buildings and improvements....................................... 40 years
      Furniture, fixtures and equipment................................  7 years

  Deferred Loan Costs. The Partnership has incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loans using the effective yield method.

  Income Taxes. Any income taxes related to income earned by the Partnership are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned.

NOTE 3--LONG-TERM DEBT

  Interest expense related to long-term debt consisting of mortgages held by various banks and partners. Certain notes have variable rates of interest tied to various commonly used indices.

  The following is a summary of long-term debt on which interest expense was incurred:

                                                             1993       1994
   Note payable to a bank paid in August 1995............            $2,416,000
   Note payable to a bank paid in 1994................... $1,790,667
   Note payable to a partner, bearing interest at twelve
   percent per year......................................  1,716,191  1,022,410
                                                          ---------- ----------
                                                          $3,506,858 $3,438,410
                                                          ========== ==========

NOTE 4--RELATED PARTY TRANSACTIONS

  Management fees and interest charged by partners are as follows:

                                                            MANAGEMENT INTEREST
                                                               FEES    EXPENSE
   1993....................................................  $104,051  $196,788
   1994....................................................    66,564   149,032
   Period from January 1, 1995 to August 18, 1995..........    44,880    87,926

  Management fees in 1993 included a one time bonus payment to a partner of approximately $42,000.